Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
Cawley, Gillespie & Associates, Inc., hereby consents to the use of the oil and gas reserve information in the Concho Resources, Inc. Securities and Exchange Commission Form 10-K for the year ending December 31, 2008 and in the Concho Resources, Inc. annual report for the year ending December 31, 2008, based on reserve reports dated January 30, 2009, prepared by Cawley, Gillespie & Associates, Inc. We hereby further consent to the incorporation by reference in the Registration Statements on (i) Form S-8 (file no. 333-145791) and (ii) Form S-3 (file no. 333-154737) of such information.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

/s/ J. Zane Meekins, P.E. Senior Vice President
Fort Worth, Texas
February 25, 2009